EXHIBIT 10.2

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of the _____day of __________, 20___ by and between Madison Gas and Electric Company, a Wisconsin corporation (the "Company"), and ______________ (the "Employee"), and shall be effective as of _____________ ___, 20___.  This Agreement supersedes any and all previous Severance Agreements entered into by and between the Employee and the Company.

W I T N E S S E T H

WHEREAS, Employee currently serves as a key employee of the Company and the services and knowledge of Employee are valuable to the Company in connection with the management of the Company's business; and

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to secure Employee's continued services and to ensure Employee's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether Employee might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Employee's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement [offering severance pay in the event of certain involuntary terminations of employment].

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

1.

Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)  "Cause" means (1) a material breach by Employee of those duties and responsibilities of Employee which do not differ in any material respect from the duties and responsibilities of Employee during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Employee's part, committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by Employee of a felony involving moral turpitude.

(b)  "Change in Control" means the occurrence of any of the following events:

(1)  the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control:

(A)  any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities),

(B)  any acquisition by the Company,

(C)  any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,

(D)  any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the Shareholder Continuity Condition (as defined below), the Beneficial Ownership Condition (as defined below) and the Board of Directors Continuity Condition (as defined below) shall be satisfied;

and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Company Common Stock or 20% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)  individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(3)  the approval by the shareholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation each of the Shareholder Continuity Condition, the Beneficial Ownership Condition and the Board of Directors Continuity Condition shall be satisfied; or

(4)  approval by the shareholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition each of, the Shareholder Continuity Condition, the Beneficial Ownership Condition and the Board of Directors Continuity Condition shall be satisfied.

For purposes of this Section 1 (b), the "Shareholder Continuity Condition" shall be satisfied in connection with a transaction if at least 60% of the then outstanding shares of common stock of the corporation resulting from such transaction and at least 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such transaction and in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

For purposes of this Section 1 (b), the "Beneficial Ownership Condition" shall be satisfied in connection with a transaction if no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such transaction (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors.

For purposes of this Section 1(b), the "Board of Directors Continuity Condition" shall be satisfied in connection with a transaction if at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such transaction.

(c)  "Date of Separation" means the effective date on which the Employee has experienced a Separation from Service.

(d)  "Disability" means the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e)  "Good Reason" means, without Employee's express written consent, the occurrence of any of the following events after a Change in Control:

(1)  a material diminution in the Employee’s base compensation;

(2)  a material diminution in the Employee’s authority, duties or responsibilities;

(3)  a material diminution in the authorities, duties or responsibilities of the supervisor to whom the Employee is required to report;

(4)  a material diminution in the budget over which the Employee retains authority; or

(5)  a material change in the geographic location at which the Employee must perform services;

provided, however, that the Employee must notify the Company of the Employee’s intention to terminate his or her employment by written notice in accordance with Section 11 of this Agreement; and provided, further, that:

(i)  such notice shall be provided to the Company within ninety (90) days of the initial existence of such event; and

(ii)  the Company shall have thirty (30) days to cure such event after receipt of such notice.

(f)  "Nonqualifying Separation" means Employee's Separation from Service (1) by the Company for Cause, (2) by Employee for any reason other than a Good Reason, (3) as a result of Employee's death or (4) by the Company due to Employee's absence from Employee's duties with the Company on a full-time basis for at least 180 consecutive days as a result of Employee's incapacity due to physical or mental illness.

(g)  "Separation from Service" means a termination of services provided by Employee to the Company, as determined by the Company in accordance with Treasury Regulation section 1.409A-1(h).  In determining whether Employee has experienced a Separation from Service, the following provisions shall apply:

(1)  Subject to subsection (2) below, Employee’s Separation from Service shall occur when Employee has experienced a termination of employment with the Company.  Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Employee and the Company reasonably anticipate that either:

(i)  no further services will be performed for the Company after a certain date; or

(ii)  that the level of bona fide services Employee will perform for the Company after such date (whether as an employee or consultant) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or consultant) over the immediately preceding 36-month period (or the full period of services to the Company if Employee has been providing services to the Company for less than 36 months).

(2)  If Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Employee retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if the leave of absence is approved by the Company and there is a reasonable expectation that Employee will return to perform services for the Company.

(h)  "Termination Period" means the period of time beginning with a Change in Control and ending on the earliest to occur of (1) Employee's 70th birthday, (2) Employee's death, and (3) that date which is 24 months following such Change in Control.

2.  Obligations of Employee.  (a)  Employee agrees that in the event any person or group attempts a Change in Control, Employee shall not voluntarily leave the employ of the Company without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until 90 days following such Change in Control.  For purposes of the foregoing subsection (i), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

(b)  Employee acknowledges and agrees that (i) all records and other material not released to the general public and (ii) all trade secrets, confidential and proprietary information, unpublished data and information, in each case relating to the operations, services and business of the Company, whether reduced to writing or not ("Confidential Material"), are confidential and are the sole property of the Company.  Employee agrees that Employee will not disclose any Confidential Material to any person or entity, either during or subsequent to Employee's employment by the Company, nor will Employee use any Confidential Material, except in the regular course of Employee's employment by the Company, without the Company's written consent.  Employee agrees not to make use of the Confidential Material, except on behalf of the Company.  Upon termination of Employee's employment, Employee agrees to surrender all Confidential Material and any copies thereof as may be in possession or under control of Employee.

[(c) Except as compelled by legal process, Employee agrees not to make any defamatory or maliciously false statements or remarks, verbally or in writing, regarding the Company.]

3.  Payments Upon Separation from Service.  (a)  If during the Termination Period, Employee incurs a Separation from Service, other than by reason of a Nonqualifying Separation, then the Company shall pay to Employee (or Employee's beneficiary or estate), as compensation for services rendered to the Company:

(1)  a cash amount equal to each of the following:

(i)  Employee's full annual base salary from the Company and its affiliated companies through the Date of Separation, to the extent not theretofore paid, within 30 days following the Date of Separation, in accordance with the Company’s normal payroll practices,

(ii)  Employee's annual bonus in an amount at least equal to the highest annualized bonus paid or payable, including by reason of any deferral, to Employee by the Company and its affiliated companies in respect of any of the three fiscal years of the Company (or such portion thereof during which Employee performed services for the Company if Employee shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Separation occurs through the Date of Separation and the denominator of which is 365 or 366, as applicable, at the time annual bonuses are otherwise paid to employees of the Company for the fiscal year in which the Date of Separation occurs, and

(iii)  any accrued vacation pay, to the extent not theretofore paid, within 30 days following the Date of Separation, in accordance with the Company’s normal payroll practices; plus

(2)  a lump-sum cash amount, within 30 days following the Date of Separation, in an amount equal to the sum of:

(i)  two times Employee's highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Separation, plus

(ii)  two times Employee's highest annualized bonus, paid or payable, including by reason of any deferral, to Employee by the Company and its affiliated companies in respect of any of the five fiscal years of the Company (or such portion thereof during which Employee performed services for the Company if Employee shall have been employed by the Company for less than such five fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs;

provided, however, that in the event there are fewer than 24 whole calendar months remaining from the Date of Separation to the date of Employee's 70th birthday, the amount calculated in accordance with this Section 3(a)(2) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of calendar months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such calendar month and the denominator of which is the number of days in such calendar month), so remaining and the denominator of which is 24.

Notwithstanding the foregoing, if on the Date of Separation, Employee is a “specified employee” within the meaning of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), such payments made pursuant to this Section 3(a)(2) shall instead be made on the first business day of the seventh full month after the Date of Separation.

(b)  If during the Termination Period, Employee incurs a Separation from Service by reason of a Nonqualifying Separation, then the Company shall pay to Employee, within 30 days following the Date of Separation, in accordance with the Company’s normal payroll practices, a cash amount equal to the sum of (1) Employee's full annual base salary from the Company through the Date of Separation, to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid.

[(c) If, during the period that commences with the effective date of this Agreement and ending on the date two years following the date in which the Chief Executive Officer of the Company, as of the effective date of this Agreement, is no longer providing service in such capacity ("CEO Transition Date"), Employee incurs a Separation From Service by the Company other than for Cause or by Employee due to, without express written consent by Employee, (i) a material diminution in the Employee’s base compensation, or (ii) a material diminution in the Employee’s authority, duties or responsibilities, the Company shall pay to Employee (or Employee’s beneficiary or estate) a cash amount equal to each of the following;

(1) Employee's full annual base salary from the Company and its affiliated companies through the Date of Separation, to the extent not theretofore paid, within 30 days following the Date of Separation, in accordance with the Company’s normal payroll practices;

(2) any accrued vacation pay, to the extent not theretofore paid, within 30 days following the Date of Separation, in accordance with the Company’s normal payroll practices; and

(3) a lump-sum cash amount, within 30 days following the Date of Separation, in an amount equal to the sum of:

(i)  two times Employee's highest annual base salary from the Company and its affiliated companies in effect prior to the Date of Separation, plus

(ii) two times Employee's highest annualized bonus, paid or payable, including by reason of any deferral, to Employee by the Company and its affiliated companies in respect of any of the fiscal years of the Company immediately preceding the fiscal year in which the Separation from Service occurs.

Payments under this Section 3(c) are subject to the following conditions:

(i)

the Employee must notify the Company of the Employee’s intention to terminate his or her employment by written notice in accordance with Section 11 of this Agreement;

(ii)

such notice shall be provided to the Company within ninety (90) days of the initial existence of such event, and the Company shall have thirty (30) days to cure such event after receipt of such notice;

(iii)

payments made under this subsection (c) be reduced (but not below zero) for any payments that become due to Employee under Section 3(a) during the period that commences with the effective date of this Agreement and ends two years after the CEO Transition Date; and

(iv)

if on the Date of Separation, Employee is a “specified employee” within the meaning of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), such payments made pursuant to this Section 3(c) shall instead be made on the first business day of the seventh full month after the Date of Separation.]

4.  Limitation on Payments.  Anything in this Agreement to the contrary notwithstanding, in the event that Employee becomes entitled to payments or benefits under this Agreement and the payments or benefits payable to Employee under this Agreement, when combined with other payments and benefits received or to be received by the Employee from the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Code, in the opinion of the Company, would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, then the amounts payable to Employee under this Agreement shall be reduced to an amount, the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Employee from the Company (or any corporation affiliated with the Company within the meaning of Section 1504 of the Code) that would be deemed “parachute payments”) is equal to 2.99 times the “base amount” within the meaning Section 280G(b)(3).

5.  Withholding Taxes.  The Company may withhold from all payments due to Employee (or Employee's beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6.  Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement during Employee’s lifetime involving Employee's Separation from Service with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute, together with interest at a rate equal to the rate of interest published in The Wall Street Journal under the caption "Money Rates" as the prime rate, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Employee's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, Employee's claims in such contest or dispute, Employee shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to Employee pursuant to this Section 6.

7.  Operative Event.  Notwithstanding any provision herein to the contrary, [except for payments under Section 3(c),] no amounts shall be payable hereunder unless and until there is a Change in Control at a time when Employee is employed by the Company.

8.  Termination of Agreement.  (a)  This Agreement shall be effective on the date hereof and shall continue as provided in paragraph (b) of this Section 8; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) Employee's 70th birthday, (ii) Employee's death or (iii) [except for payments made under Section 3(c),] Employee's Separation from Service with the Company prior to a Change in Control.  [Notwithstanding this Section 8, Employee’s obligations pursuant to Sections 2(b) and 2(c) shall survive termination of this Agreement for any reason.]

(b)  This Agreement shall continue in effect for three years from the date hereof; provided, however, that commencing on the first anniversary hereof, and each such anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the first anniversary hereof, and each such anniversary thereafter, as the case may be, the Company or the Employee shall have given notice, in accordance with Section 11, not to extend the term of this Agreement; provided, however, that no such action shall be taken by the Company during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; provided further, that in no event shall this Agreement be terminated in the event of a Change in Control;

and provided further that in the event of a Change in Control when there are less than twenty-four months remaining in the term of this Agreement, the term of this Agreement shall be extended so that this Agreement shall terminate twenty-four months after such Change in Control.  [The provisions of this Section 8(b) shall not apply with respect to payments made under Section 3(c) of this Agreement.]

9.  Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Employee to continued employment with the Company or its subsidiaries, and if Employee's Separation from Service with the Company shall occur prior to a Change in Control, then Employee shall have no further rights under this Agreement; provided, however, that Employee's Separation from Service following a Change in Control shall be subject to all of the provisions of this Agreement.

10.  Successors; Binding Agreement.

(a)  This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 10, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Employee (or Employee's beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle Employee to compensation and other benefits from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee's Separation from Service occurred following a Change in Control other than by reason of a Nonqualifying Separation.  For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Separation.

(c)  This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

11.  Notice.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Employee, to the Employee's address of record with the Company, and if to the Company, to Madison Gas and Electric Company, P. O. Box 1231,  Madison, WI 53701-1231, attention Mr. Gary J. Wolter, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)  A written notice of Employee's Date of Separation by the Company or Employee, as the case may be, to the other, shall:

(i)  indicate the specific termination provision in this Agreement relied upon,

(ii)  to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for Employee's Separation from Service under the provision so indicated and

(iii)  specify the Separation Date (which date shall be not less than 15 days after the giving of such notice).

The failure by Employee or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee's or the Company's rights hereunder.

12.

Full Settlement; Resolution of Disputes.  (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Employee obtains other employment.

(b)  If there shall be any dispute between the Company and Employee in the event of Employee's Separation from Service, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by Employee of the existence of Good

Reason was [or the satisfaction of the conditions set forth under Section 3(c) were] not made in good faith, or that the Company is not otherwise obligated to pay any amount under Section[s] 3(a) [or 3(c)], the Company shall pay all amounts that the Company would be required to pay pursuant to Section[s] 3(a) [or 3(c)] as though such termination were by the Company without Cause or by Employee with Good Reason [or by satisfaction of the conditions set forth under Section 3(c)]; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of Employee to repay all such amounts to which Employee is ultimately adjudged by such court not to be entitled.

13.  Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with affiliated corporations and other entities described in Treasury Regulation § 1.409A-1(h)(3).

14.  Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.  Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder, including, without limitation, the right of Employee to incur a Separation from Service for Good Reason [or pursuant to Section 3(c),] shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  The rights and benefits payable hereunder are in addition to any rights of, or benefits payable to, Employee, Employee's estate or Employee's beneficiaries under (i) the Income Continuation Agreement [Defined Contribution Supplemental Executive Retirement Plan], if any, between the Company and Employee, (ii) the Deferred Compensation Agreement between the Company and Employee, if any, and (iii) any other employee benefit plan or compensation program of the Company, excluding any other severance plan, policy or arrangement of the Company.  This Agreement supersedes, in its entirety, any agreement relating to severance previously entered into between Employee and the Company.

17.  Compliance with Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A of the Code and shall be interpreted and construed accordingly.  The Company shall have the discretion and authority to amend this Agreement at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to this Agreement.  By accepting this Agreement, Employee agrees that no provision of this Agreement or any communications related to this Agreement shall be interpreted as guaranteeing the tax consequences or treatment of any amounts payable to Employee under this Agreement.  The amount of any reimbursements or in-kind benefits provided under this Agreement during a calendar year shall not affect the reimbursements or in-kind benefits provided in any other calendar year and Employee’s right to have the Company provide such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.  In addition, any such reimbursements shall not be made after the last day of the calendar year following the calendar year in which the applicable expense is incurred.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the day and year first above written.

MADISON GAS AND ELECTRIC COMPANY

By:___________________________________________________

     Gary J. Wolter, Chairman, President and Chief Executive Officer

EMPLOYEE

By:____________________________________________________